UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report:
(Date of earliest event reported)

July 24, 2013

Tandy Brands Accessories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-18927	75-2349915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3631 West Davis, Suite A Dallas, Texas 75211
(Address of principal executive offices and zip code)

(214) 519-5200
(Registrant's telephone number,
including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Salus Credit Facility

On July 24, 2013, Tandy Brands Accessories, Inc., a Delaware corporation (the "Company"), as borrower, along with subsidiaries (1) H. A. Sheldon Canada, Ltd. ("HA Sheldon") and (2) TBAC Investment Trust, a Pennsylvania business trust ("TBAC Trust"), each as guarantors, entered into a new credit agreement (the "Credit Agreement") with Salus Capital Partners, LLC, as lender, administrative agent and collateral agent ("Salus"). The Credit Agreement provides for senior financing to the Company in an aggregate principal amount of up to $29,000,000 at any one time outstanding. The facility is comprised of a revolving credit facility in the amount of $27,500,000, and a first-in, last-out term loan facility in the amount of $1,500,000, and expires in July 2015 (the "Credit Facility"). Under the Credit Facility, borrowings bear interest at either the base rate or LIBOR, plus an additional percentage for each of the revolver and the term loan.

The Credit Facility is guaranteed by HA Sheldon and TBAC Trust and is secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries, excluding certain goods and related accounts receivable financed pursuant to the King Trade Facility (see "King Trade Facility" in this Item 1.01 below), for which Salus will have a second priority lien. The Credit Facility contains covenants which address minimum consolidated EBITDA requirements, account concentration limitations, budgeted expenses and accounts payable to inventory ratios. The Credit Facility also permits Salus, as agent, to establish reserves with respect to inventory, availability, real estate and accounts receivable in determining the borrowing base under the Credit Agreement. The borrowing base is generally determined by calculating (i) the cost of eligible finished goods inventory, net of reserves, multiplied by the product of the applicable appraisal percentage multiplied by the appraised value of eligible finished goods, plus (ii) the lesser of (a) the cost of eligible piece goods inventory, net of reserves, multiplied by the product of the applicable appraisal percentage multiplied by the appraised value of eligible piece goods inventory, or (b) the costs of eligible piece goods inventory, net of reserves, multiplied by the applicable advance rate, plus (iii) the applicable receivables advance rate multiplied by the face amount of eligible trade receivables, net of applicable reserves, plus (iv) the applicable real estate advance rate multiplied by the appraised value of eligible real estate. The following amounts are then subtracted from that calculation: the reserve for the term loan, an availability block, and the amount of any other availability reserves deemed applicable by the agent in certain circumstances.

The Credit Agreement contains customary representations and warranties and, pursuant to the Credit Agreement, the Company has agreed to certain customary affirmative covenants, including reporting requirements, insurance maintenance requirements, engagement of a financial advisor, compliance with laws and the maintenance of records. The Credit Agreement provides for certain fees in connection with unused commitments and early termination of the agreement, as well as other fees. The Credit Agreement also contains customary negative covenants which limit the Company's ability to engage in certain actions without the lender's consent, including creating additional liens on its properties, making certain investments, guaranteeing or incurring certain debt, repurchasing the Company's common stock, entering into certain mergers or consolidations, paying dividends, making certain investments in other entities, prepaying debt, and making certain property transfers. The Credit Agreement also provides for customary events of default.

The Company used the proceeds of the initial advance under the Credit Facility to repay indebtedness owing to Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division ("Wells Fargo") (see "Item 1.02 Termination of a Material Definitive Agreement" below) and to pay fees and expenses incurred by the Company in connection with the Credit Agreement and the other agreements entered into by the Company in connection with the Credit Agreement. The Company will use the proceeds of future advances under the Credit Agreement for working capital purposes.

King Trade Credit Facility

On July 24, 2013, the Company entered into a Master Agreement ("Master Agreement") with EPK Financial Corporation, d/b/a King Trade Capital ("King Trade"), that provides for a purchase and sale facility (the "King Trade Facility"). It is contemplated that the King Trade Facility will provide the Company with financing to purchase certain inventory related to the Company's holiday 2013 seasonal gifts business.

In order to receive financing under the King Trade Facility, the Company must present the transaction to King Trade for its consideration. King Trade reserves the right to accept or reject proposed transactions. The King Trade Facility is guaranteed by HA Sheldon and TBAC Trust and is secured by (i) a first priority lien on the goods and related accounts receivable financed by the Company under the King Trade Facility, and (ii) a second priority lien on substantially all other assets of the Company.

The Master Agreement contains representations and warranties and covenants that are customary for such financing arrangements. The maximum aggregate amount permitted to be outstanding under the King Trade Facility is $11.5 million, unless King Trade otherwise agrees. The amounts payable under the King Trade Facility bear interest at varying rates which depend primarily on the length of time such amounts are outstanding, the amount advanced for each transaction and the aggregate of all amounts advanced.

Item 1.02. Termination of a Material Definitive Agreement.

On July 24, 2013, in connection with entering into the Credit Agreement, the Company and its Canadian subsidiary, HA Sheldon, each repaid in full all of their respective outstanding loans, together with interest and all other amounts due in connection with such repayments, and fulfilled all their respective obligations, under that certain credit agreement among the Company, HA Sheldon, and Wells Fargo, effective as of August 25, 2011 (together with all exhibits and schedules, and amendments, the "Prior Credit Agreement"), and terminated the Prior Credit Agreement. No penalties were due in connection with such repayments.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Please see the disclosure set forth under "Item 1.01 Entry into a Material Definitive Agreement," which is incorporated by reference into this Item 2.03.

In connection with the entry into the Salus and King Trade arrangements, the Company also entered into agreements with two significant licensors and three significant vendors to address outstanding accounts payable owed to these parties. Generally, the arrangements with these parties consist of the agreement (i) to pay a portion of the outstanding amount owed within specified time periods following the closing of the Credit Facility, and (ii) to pay the remainder of the outstanding amounts pursuant to unsecured, subordinated promissory notes. The aggregate amount financed through the use of the unsecured, subordinated promissory notes is approximately $8.9 million and such notes bear interest at varying interest rates. Although the individual notes contain varying payment terms, the final principal and interest under such notes is due either July 15, 2014 or July 15, 2015.

Item 8.01. Other Events.

On July 26, 2013, the Company issued a press release providing an update regarding its restructuring plan and announcing its new credit facilities. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the press release attached hereto as Exhibit 99.1 is deemed to be furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 Press Release, dated July 26, 2013.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandy Brands Accessories, Inc.
Date: July 26, 2013	By:	/s/ N. RODERICK MCGEACHY, III N. Roderick McGeachy, III Chief Executive Officer